UFood Restaurant Group, Inc.
255 Washington St.
Newton, MA 02458
January 22, 2009
Personal and Confidential
Eric Spitz
53 Fuller Street
Waban, MA 02468
Dear Eric:
This letter agreement (the “Agreement”) will confirm the agreements that we have reached concerning your separation of employment with UFood Restaurant Group, Inc. (“UFood”). The purpose of this Agreement is to set out our mutual understandings with respect to the termination of your employment, and to provide for a mutual release of certain claims against UFood and its affiliates, or by UFood and its affiliates against you, and is intended to supplement and amend, as applicable, the Employment Agreement, dated as of October 15, 2007, between you and a predecessor of UFood (the “Employment Agreement”).
With those understandings and in exchange for the promises of you and UFood set forth below, you and UFood agree as follows:
1. Termination of Employment
In consideration of the promises and covenants made by you and us in this Agreement, UFood hereby agrees that you shall be deemed to have effectively terminated your employment for “Good Reason” as of December 31, 2008. UFood further agrees and acknowledges that it did not and does not have reason to terminate your employment for “Cause” under the Employment Agreement, and hereby withdraws such notice in all respects. Because your employment with UFood continued through December 31, 2008, UFood hereby agrees to immediately pay to you the wages due to you as of December 31, 2008 in the amount of $___, subject to applicable withholding for state and federal income and employment-related taxes (but no further withholding or offset).
2. Further Severance and Benefits
You and UFood hereby agree that UFood’s severance payments to you are limited to $175,000 (plus the same employee benefits (including health, dental, etc.) which were being provided to you and your family as of the termination of your employment), and that such severance payments include all payments made on and after September 1, 2008. UFood will continue to make severance payments to you (plus the same employee benefits (including health, dental, etc.) which were being provided to you and your family as of the termination of your employment obligation) in the amount of $7,291.67 per month, payable in accordance with UFood’s regular salary payment process for its other employees and subject to applicable withholding for state and federal income and employment-related taxes (but no further withholding or offset) until such time as you have received aggregate severance payments of $175,000. Notwithstanding the other provisions of this Agreement, UFood may, at any time, pay you the remaining and unpaid balance of the $175,000, including employee benefits through the date of payment. From and after such payment in accordance with this paragraph 2, no further severance or other benefit payments shall be due under this Agreement or the Employment Agreement. The benefits provided by this paragraph 2 and paragraphs 3 and 4 below are intended to modify and replace in their entirety the severance benefits otherwise payable under the Employment Agreement
3. Acceleration of Benefits Upon Consummation of Financing
UFood hereby agrees that in the event that UFood consummates, on or after the date hereof, an equity and/or debt financing (which may include a single transaction or a series of related transactions) raising new proceeds of no less than $4,500,000, then upon the consummation of such financing, UFood shall increase the monthly severance payments due you in paragraph 2 hereof to $14.583.33, until such time as you have received aggregate severance payments of $175,000 From and after such payment in accordance with this paragraph 3, no further severance or other benefit payments shall be due under this Agreement or the Employment Agreement. Any payment pursuant to this paragraph 3 shall be subject to applicable withholding for state and federal income and employment-related taxes (but no further withholding or offset).
4. Acceleration of Benefits Upon Certain Other Events
UFood hereby agrees that in the event that UFood files for bankruptcy protection, then you shall immediately be due an amount equal to (x) the sum of $175,000, minus (y) the sum of the aggregate salary and wages (including any cash severance paid to you pursuant to paragraph 3 above) paid to you since September 1, 2008, plus the product of the monthly cost of UFood to provide the benefits to you and your family that were being provided to you as of the termination of employment, multiplied by the number of months from and after September 1, 2008, that such benefits were actually provided to you (including pursuant to paragraph 2 above). From and after such payment in accordance with this paragraph 4, no further severance or other benefit payments shall be due under this Agreement or the Employment Agreement. Any payment pursuant to this paragraph 4 shall be subject to applicable withholding for state and federal income and employment-related taxes (but no further withholding or offset).
6. COBRA.
At your election, at the conclusion of payment of your severance obligations, you and your beneficiaries will be entitled to continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”) for the remainder of the 18-month COBRA period at your own expense, provided that you remain eligible under COBRA.
7. General Release of Claims
     (a) In consideration for UFood’s assumption of its obligations hereunder, you voluntarily release and discharge UFood, and its affiliates, subsidiaries, predecessors and successors, and the current and former partners, officers, directors, shareholders, employees, and agents of each of the foregoing (any and all of which are referred to as “UFood Parties”) generally from all charges, complaints, claims, promises, agreements, causes of action, damages, and debts of any nature whatsoever, known or unknown (“Claims”), which, as of the date of this Agreement, you have, claim to have, ever had, or ever claimed to have had against any of the UFood Parties. This General Release of Claims includes, without limitation, all Claims related to your employment or your separation from employment with UFood, the compensation provided to you by UFood, and your activities on behalf of UFood, including, without limitation, any Claims of wrongful discharge, breach of contract, breach of an implied covenant of good faith and fair dealing, tortious interference with advantageous relations, any intentional or negligent misrepresentation, and unlawful discrimination or retaliation under the common law or any statute (including, without limitation, Chapter 151B of the M.G.L.). You hereby acknowledge and agree that the termination of your employment on the Separation Date as contemplated herein shall not give rise to any actionable claims, and such termination is expressly encompassed within the General Release of Claims covered in this paragraph 7. Nothing in this General Release of Claims shall be construed to bar or limit your right to enforce the terms of this Agreement or your right to indemnification under the charter and by-laws of UFood for periods during which you were employed by, or a director of, UFood.
     (b) In consideration for the issuance of the release by you in subparagraph (a) above, UFood, on behalf of itself and the other UFood Parties hereby release and discharge you generally from all Claims which, as of the date of this Agreement, we or any of the other UFood Parties have, claim to have, ever had, or ever claimed to have had against you, including but not limited to any claims arising out of the employment of you by the UFood Parties, or the events, facts or circumstances alleged in the notice, dated December 30, 2008, delivered to you by UFood with reference to the Employment Agreement.
8. Nondisparagement
You hereby agree that you will not make any statements or take any actions that criticize or disparage any UFood Parties in any manner. UFood hereby agrees on behalf of itself and the other UFood Parties that it and they will not make any statements or take any actions that criticize or disparage you in any manner.
9. Notices, Acknowledgments and Other Terms
This Agreement (together with the other agreements and amendments referenced herein, as applicable, including the Employment Agreement) represents the entire agreement between you and UFood regarding the matters addressed in this Agreement. All previous agreements and promises between you and UFood regarding the matters addressed in this Agreement are superseded, null and void.
In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or UFood. The laws of the Commonwealth of Massachusetts shall govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, without giving effect to the conflict of laws provisions of Massachusetts law (except to the extent that the partnership agreements and amendments referenced herein specify that they are to be governed by the laws of another jurisdiction). In the event that any provision or portion of a provision of this Agreement shall be determined to be unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible as if such provision or portion of a provision were not included. This Agreement may be modified only by a written agreement signed by you and an authorized representative of UFood.

10. Indemnification and Insurance.
We hereby agree that you shall remain entitled to any indemnification or exculpation provisions contained in any of the UFood constitutive documents with respect to all periods of service to UFood or its predecessors.
11. Legal Fees Relating to Enforcement.
In any suit, proceeding or claim relating to the enforcement of this Agreement against any of the parties hereto, the prevailing party shall be entitled to reimbursement of any legal fees, costs or expenses incurred in connection with such enforcement by such party.
Please indicate your agreement to the terms of this Agreement by promptly signing and returning to me an original copy of this Agreement.
Sincerely,
UFOOD RESTAURANT GROUP, INC.

By:	/s/ Charles Cocotas President
ACCEPTED AND AGREED:

/s/ Eric Spitz Name: Eric Spitz
Date: January 22, 2009

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